LookSmart Announces Appointment of Scott Kauffman to Board of Directors

SAN FRANCISCO, April 18, 2011 (GLOBE NEWSWIRE) -- LookSmart, Ltd. (Nasdaq:LOOK), an online search advertising network solutions company, today announced the appointment of Scott Kauffman to its Board of Directors.

Scott has more than 25 years of senior executive and board leadership experience with both public and private companies. He is a widely recognized expert in the fields of digital entertainment, Internet media and consumer marketing. Most recently, Scott was the President and CEO, and a member of the board of Geeknet (Nasdaq:GKNT), the parent company of SourceForge, Slashdot and ThinkGeek. He joined Geeknet shortly after Yahoo! acquired BlueLithium, where he served as President and COO. Scott is currently the Chairman of several venture-backed Internet companies (TuneUp Media, MetaChannels, Lotame, Mintbox) and a member of the board of MDC Partners (Nasdaq:MDCA).

"We are incredibly excited about Scott joining our board. He brings a wealth of experience and leadership, and we expect his insight and guidance to be highly valuable to LookSmart as we continue to develop the highest quality search network in the industry," commented Jean-Yves Dexmier, Executive Chairman of the Board and CEO. "I look forward to working closely with him."

Kauffman had this to say about his new venture: "The more time I spend with LookSmart, the more impressed I am with their ability to meet the evolving needs and demands of the search industry. It's clear that their commitment to quality and performance have cemented them as one of the most consistent and reliable ad networks in the space. I firmly believe that their new performance based pricing offerings will elevate their status even further, and I'm thrilled to be joining the board at such an exciting time in the company's development."

About LookSmart, Ltd.

LookSmart is an online search advertising network solutions company that provides performance solutions for online search advertisers and online publishers. LookSmart offers advertisers targeted, performance based search advertising via its Advertiser Network; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit http://www.looksmart.com/ or call 415-348-7500.

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NOTE: "LookSmart" is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

CONTACT:

LookSmart

Kaley Dobson

(415) 348-7362

kdobson@looksmart.net

ICR, Inc.

John Mills, Senior Managing Director

310-954-1100

john.mills@icrinc.com

Source: LookSmart, Ltd.